Exhibit 99.1

**For Immediate Release**	For more information, contact:
Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc. Announces Quarterly Cash Dividend and
Stock Repurchase Program

RENTON, WASHINGTON – April 23, 2015, First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share on the Company’s outstanding common stock.  The cash dividend will be payable on June 19, 2015, to shareholders of record as of the close of business on June 5, 2015.

Additionally, the Company announced that its Board of Directors has authorized the repurchase of up to 1,492,400 shares of the Company’s common stock, or 10 percent of the Company’s outstanding shares.

The plan will cover the repurchase of shares commencing no earlier than April 28, 2015, and expiring October 28, 2015. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan.

The stock repurchase program is effective April 28, 2015, since the Company completed the October 2014 stock repurchase program with the purchase of 620,412 shares of its common stock, representing approximately 40 percent of the shares authorized to be repurchased under said plan.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.